Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-209352) on Form S-8 of River Financial Corporation of our report dated March 15, 2022, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K, of River Financial Corporation for the year ended December 31, 2021.

/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama

March 15, 2022